Exhibit 4.18

Macy’s Retail Holdings, LLC, an Ohio limited liability company
(as successor to Macy’s Retail Holdings, LLC, a Delaware limited liability company) as Issuer
and
Macy’s, Inc., as Guarantor
and
U.S. Bank National Association, as Trustee
TENTH SUPPLEMENTAL TRUST INDENTURE
Effective as of June 24, 2020
Supplementing that certain
Indenture
Dated as of September 10, 1997
Evidencing the Conversion of Macy’s Retail Holdings, LLC,
a Delaware limited liability company, into Macy’s Retail Holdings, LLC, an Ohio limited liability company, and the Assumption by Macy’s Retail Holdings, LLC, an Ohio limited liability company of the obligations and covenants of Macy’s Retail Holdings, LLC, a Delaware limited liability company under the Indenture and the Securities

Tenth Supplemental Trust Indenture
TENTH SUPPLEMENTAL TRUST INDENTURE, effective as of June 24, 2020, by and among Macy’s Retail Holdings, LLC, an Ohio limited liability company (“MRH OH”) and successor by conversion of Macy’s Retail Holdings, LLC, a Delaware limited liability company (“MRH DE”) into MRH OH, Macy’s, Inc., a corporation duly organized and existing under the laws of the State of Delaware, as Guarantor (“Macy’s”), and U.S. Bank National Association, a national banking association duly incorporated under the laws of the United States of America, as Trustee (“Trustee”), supplementing that certain Indenture, dated as of September 10, 1997, between MRH DE (as successor to Federated Retail Holdings, Inc.), Macy’s (as successor to Federated Department Stores, Inc.) and the Trustee (as successor trustee) (the “Base Indenture”), as such Base Indenture has been previously supplemented or amended from time to time (collectively, the “Prior Supplements”). The Base Indenture as so supplemented or amended by the Prior Supplements is referred to herein, collectively, as the “Indenture.”

RECITALS:
A. Pursuant to Section 11.01 of the Indenture, MRH DE is not permitted to consolidate with or merge with or into any other Person, or transfer (by lease, assignment, sale, or otherwise) all or substantially all of its properties and assets to another Person unless, among other things, such

Person expressly assumes, in the form of a supplemental indenture, all of the obligations of MRH DE under the Indenture and the Securities.
B. This Tenth Supplemental Indenture is being executed and delivered for the avoidance of doubt to reflect the statutory conversion of MRH DE from a Delaware limited liability company to an Ohio limited liability company.
C. Pursuant to a Certificate of Conversion, dated June 24, 2020, MRH DE was converted into MRH OH, with MRH OH continuing as the surviving Person, and MRH OH agreed to assume all of the obligations of MRH DE under the Indenture and the Securities.
D. Pursuant to Section 10.01 of the Indenture, MRH OH, Macy’s and the Trustee are entering into this Supplemental Indenture, without the consent of or notice to any Holders, to evidence the succession of MRH OH to MRH DE and the assumption by MRH OH of the obligations and covenants of MRH DE under the Indenture and the Securities.
E. Pursuant to Section 10.03 of the Indenture, the Trustee shall be entitled to receive and will be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of any supplemental indenture issued thereunder is authorized or permitted thereby and such Officer’s Certificate and Opinion of Counsel have been delivered to the Trustee as of the date hereof.
F. Unless otherwise defined, all capitalized terms used herein that are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

Now, Therefore, This Supplemental Indenture Witnesseth:
In order to evidence the assumption by MRH OH of the obligations and covenants of MRH DE under the Indenture and the Securities, it is mutually agreed as follows:
ARTICLE I. ASSUMPTION OF OBLIGATIONS.
Section 1.1. - Assumption of Obligations.
Effective as of the date hereof, MRH OH hereby assumes all of the obligations and covenants of MRH DE under the Indenture and the Securities, and MRH DE is hereby relieved of all of its obligations and covenants under the Indenture and the Securities. MRH OH hereby succeeds to and is substituted for MRH DE in the Indenture with the same effect as if MRH OH had been named in the Indenture as a party thereto. Upon the effectiveness of this Supplemental Indenture, all appearances of the term “Company” in the Indenture and the Securities shall be deemed to mean and apply to MRH OH.
For the avoidance of doubt, MRI OH hereby confirms that it succeeds to, and is substituted for, and may exercise every right and power of, MRH DE as Company under the Indenture and the Securities with the same effect as if MRI OH had been named as “Company” in the Indenture and the Securities.

ARTICLE II. MISCELLANEOUS.
Section 2.1. - Reference to and Effect on the Indenture.
This Supplemental Indenture shall be construed as supplemental to the Indenture and all of the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture. Except as set forth herein, the Indenture heretofore executed and delivered is hereby (a) incorporated by reference in this Supplemental Indenture and (b) ratified, confirmed and approved. For the avoidance of doubt, the Trustee shall be entitled to the rights, authority, privileges, and immunities it receives under the Indenture, including, without limitation, its rights to be indemnified, in connection with its entering into and performing the obligations imposed by this Supplemental Indenture.
Section 2.2. - Supplemental Indenture May be Executed in Counterparts.
This instrument may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Such counterparts may be executed manually, electronically or by facsimile.
Section 2.3. - Effect of Headings.
The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
IN WITNESSETH WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly effective as of the day and year first above written.

Attest: /s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S RETAIL HOLDINGS, LLC By: /s/ Josh Juran Name: Josh Juran Title: Vice President
Attest:/s/ Steven R. Watts Name: Steven R. Watts Title: Assistant Secretary	MACY’S, INC. By: /s/ Elisa D. Garcia Name: Elisa D. Garcia Title: Chief Legal Officer and Secretary

U.S. BANK NATIONAL ASSOCIATION By: /s/ Carolina D. Altomare Name: Carolina D. Altomare Title: Vice President